EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

NRG Energy, Inc. Reaches Agreement with Former Executives
Regarding Involuntary Chapter 11 Petition

MINNEAPOLIS (February 19, 2003) — NRG Energy, Inc., a wholly owned subsidiary of Xcel Energy (NYSE: XEL), today announced it has reached a settlement with all seven former executives who filed an involuntary Chapter 11 petition against NRG late in 2002. NRG will ask the U.S. Bankruptcy Court for the District of Minnesota to approve the settlement and dismiss the petition.

“This agreement with the petitioners is in the best interests of NRG and all its creditors,” said Scott J. Davido, NRG general counsel. “We are continuing at this time to develop a debt-restructuring plan with our creditors, outside of court, that will return NRG to sound financial health.”

The company noted that the settlement with the former executives is subject to approval from the U.S. Bankruptcy Court for the Minnesota District. No hearing to approve the settlement has been set at this time. A hearing on dismissal of the involuntary petition is currently scheduled for April 29. As part of the settlement, the former executives will not oppose dismissal of the petition.

NRG Energy develops and operates power generating facilities. NRG’s operations include competitive energy production and cogeneration facilities, thermal energy production and energy resource recovery facilities.

Xcel Energy is a major U.S. electricity and natural gas company with regulated operations in 12 Western and Midwestern states. The company provides a comprehensive portfolio of energy-related products and services to 3.2 million electricity customers and 1.7 million natural gas customers through its regulated operating companies. In terms of customers, it is the fourth-largest combination natural gas and electricity company in the U.S. Company headquarters are located in Minneapolis.

Certain statements included in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements above include, but are not limited to, the expected course of the settlement with the former executives and NRG’s ongoing negotiations with creditors. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct. Factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements above include, among others, actions and positions that may be taken by NRG’s creditors in the bankruptcy court and the ongoing negotiations, decisions by the bankruptcy court, and changes in government regulation or the implementation of government regulations relating to the independent power generation industry, NRG or any of its subsidiaries.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should not be construed as exhaustive. For more information regarding risks and uncertainties that may affect NRG’s future results, review NRG’s filings with the Securities and Exchange Commission.

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Contact: Lesa Bader, 612.373.6992